Exhibit 99.1



                         FIRST MONTAUK ANNOUNCES REVENUE
                              AND EARNINGS FOR 2006



Red Bank, NJ - April 18, 2007 - First Montauk Financial Corp. (OTC/BB: FMFK), a nationwide provider of investment services through independent financial professionals, today announced its financial results for the year ended December 31, 2006.

Total revenues for 2006 were $50.9 million compared to $58.1 million in 2005. The 2005 revenues included recognition of $4.9 million of the remaining deferred revenue in connection with the termination of our Financial Agreement with Fiserv Securities, Inc., our prior clearing firm. The Company reported a net loss applicable to common shareholders of $1,005,000 or ($.06) per basic and diluted share for 2006, compared to net income applicable to common shareholders of $2,139,000 or $.15 per basic and $.12 per diluted share for 2005.

Victor K. Kurylak, President and CEO of First Montauk Financial Corp., commented, "We saw several financial challenges in 2006, including extraordinary expenses related to our management restructuring and costs incurred in connection with our proposed merger. We also recognize the extraordinary opportunities ahead, and continue our steady and positive progress in improving our infrastructure by providing the highest quality service to our current affiliates. We are also strongly committed to introducing new product offerings in an effort to attract new, highly qualified financial professionals into our network. As we progress into 2007, we continue our focus to empower each of our affiliates to grow and manage a successful independent practice, which is the cornerstone and hallmark of our business strategy."

First Montauk Financial Corp. is the parent company of First Montauk Securities Corp., a registered securities broker/dealer headquartered in Red Bank, NJ, with approximately 50,000 retail and institutional accounts. The Company's ability to offer quality support services, research, web-based information systems and a competitive commission payout structure has attracted approximately 245 independent, professional registered representatives across the country. Additional information is available at the Company's website at www.montaukfinancial.com.

Statements contained in this news release regarding expected financial results of the Company and First Montauk Securities Corp., are forward-looking statements, subject to uncertainties and risks, many of which are beyond the Company's control, including, but not limited to, market conditions, interest rate and currency fluctuations, dependence on key personnel, each of which may be impacted, among other things, by economic, competitive or regulatory conditions. These and other applicable risks are summarized in Part I and in
Item 1A in the Company's Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. Forward-looking statements by their nature involve substantial risks and uncertainties. As a result, actual results may differ materially depending on many factors, including those described above. The Company cautions that historical results are not necessarily indicative of the Company's future performance.

                  FIRST MONTAUK FINANCIAL CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                       In 000's (except per share amounts)


                                                    Years ended December 31,

                                                 2006                       2005
                                                 ----                       ----


Revenues                                       $50,960                    $58,084

Expenses                                        51,770                     55,582
                                               --------                   -------

Net income (loss) before tax                      (810)                     2,502

Income taxes                                        27                         78
                                                    ---                        --

Net income (loss)                             $   (837)                  $  2,424
                                               ========                   =======

Net income (loss) applicable
to common stockholders                        $ (1,005)                  $  2,139
                                               ========                   =======


Earnings (loss) per share:
   Basic                                      $  (0.06)                  $   0.15
                                               ========                   =======
   Diluted                                    $  (0.06)                  $   0.12
                                               ========                   =======

Weighted average
number of shares of
stock outstanding
   Basic                                    17,004,254                 14,032,057
   Diluted                                  17,004,254                 20,109,178



CONTACT:
Victor K. Kurylak
President, CEO
732-842-4700, ext. 4230
info@montaukfinancial.com
www.montaukfinancial.com